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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): April 11, 2008

                                   PPOL, INC.
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             (Exact name of registrant as specified in its charter)

       California                  000-50065                 95-4436774
     (State or other           (Commission File           (I.R.S. Employer
     jurisdiction of                Number)            Identification Number)
      organization)

           1 City Boulevard West, Suite 820, Orange, California 92868
               (Address of principal executive offices)(Zip Code)

       Registrant's telephone number, including area code: (714) 937-3211


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 4.02 Non-Reliance on Previously Issued Financial Statements or a Related
Audit Report or Completed Interim Review.

Effective April 11, 2008, AJOL Co., Ltd. ("AJOL"), PPOL, Inc.'s (the "Company") wholly-owned operating subsidiary located in Japan, assigned certain of its assets relating to its mail order business ("Mail Order Business") to U-World, a Japanese corporation, also located in Japan. No consideration was paid by U-World, except that it purchased AJOL's inventory relating to the Mail Order Business for approximately $270,000 at AJOL's cost.

Yoshihiro Aota, a director of the Company, also has served, since June 2005, as the representative director (chief executive officer) of U-World. Mr. Aota also serves as a director of AJOL. Neither Mr. Aota nor any other officer or director of the Company or AJOL, owns any ownership interest in U-World. Mr. Aota receives an annual salary as the representative director of U-World.

Masao Yamamoto, the chief executive officer and a director of the Company, also serves as a director and the chief executive officer of AJOL. Mr. Yamamoto has also served as a director of U-World since June 2008.

Mr. Yamamoto asserts that AJOL's Mail Order Business division was unprofitable due to its relatively high fixed costs in relation to revenue generated by the division. Mr. Yamamoto also asserts that given the nature and scope of AJOL's Mail Order Business, there was a lack of interest in Japan with respect to purchasing such business, as well as a lack of entities in Japan capable and qualified to operate and accept a transfer of AJOL's Mail Order Business, except for U-World, which possessed a familiarity with the mail order business generally, and possessed, as well, an existing infrastructure of computers and personnel. U-World thus agreed to succeed to the assets of AJOL's Mail Order Business and inventory, thus reducing AJOL's significant overhead costs (computer, inventory and personnel expenses) and allowing AJOL to transfer a non-profitable business, without the negative impact of a suspension of that business. In this regard, a suspension of the Mail Order Business was considered by AJOL, but reject ed on the belief that any such suspension would have created a negative impact on AJOL's on-going interactive, online, database subscription business. Mr. Yamamoto further asserts that the transfer of the Mail Order Business to U-World now allows AJOL to concentrate on its member online, interactive, database subscription business, without the burden, costs and unprofitability of the Mail Order Business.

The Company has initiated an internal investigation of the transaction described above with respect to the nature and scope of, as well as the facts and circumstances relating to and arising out of, the transaction, particularly given the related party nature of the transaction. Appropriate action, if any should be required, will be undertaken by the Company following the conclusion of its investigation in this matter. Effective January 20, 2009, the Company determined, after discussion between the Company's chief financial officer and the Company's independent accountants, and subject to further disclosure and the results of the Company's investigation, to caution shareholders and others, at this time, not to rely on the consolidated financial statements and accompanying notes to the consolidated financial statements, including the related disclosures and discussions under Management's Discussion and Analysis contained in the Company's Form 10-K for the fiscal year ended March 31, 2007, which was filed with the Securities and Exchange Commission on October 16, 2008. The Company's determination was based on management's representation that certain of AJOL's assets were sold to U-World. All matters disclosed in this filing were discussed with the Company's independent accountants. Moreover, there will be a further delay in the filing of the Company's Form 10-K for the fiscal year ended March 31, 2008, and Forms 10-Q for the three (3) quarters prior thereto and the three (3) quarters subsequent thereto pending completion of the aforementioned investigation, and corrective action, if any is required, relating thereto.

While the final appropriate course of action cannot be determined until the investigation of the transaction described above has been completed, management of the Company believes the appropriate course of action will include, but not be limited to, the filing of an amended Form 10-K for the fiscal year ended March 31, 2007, to restate the related Form 10-K to reflect the transaction noted above as a previously undisclosed subsequent event, including disclosure for the transaction in the notes to the consolidated financial statements and revised discussion and disclosures under Management's Discussion and Analysis, contained therein. At this time, we are not aware of any material impact this may have on the classification of certain assets, liabilities, revenues, expense or net loss, previously reported in our Form 10-K for the fiscal year ended March 31, 2007. However, there can be no assurance that the results of our investigation may or may not result in certain restatements to previously reported assets, liabilities, revenues, expenses or net loss for the year ended March 31, 20 07. Finally, the Company's annual meeting of shareholders, planned for February 10, 2009, in Tokyo, Japan, has been postponed pending the completion of the matters discussed above.





                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2009

                                       PPOL, INC.

                                       By: /s/ Richard H. Izumi
                                           ------------------------------------
                                           Richard H. Izumi,
                                           Chief Financial Officer and Secretary